News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, August 12, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of July 31, 2016 were IntraOp Medical, Pivotal Systems, QMAT, Wrightspeed, and Turn.

1.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of July 31, 2016, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 16.1% of the Fund’s estimated net assets.*

2.	Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of July 31, 2016, the Fund’s investment in Pivotal consisted of 27,270,713 shares of preferred stock, warrants to purchase additional shares, and debt securities and represented approximately 15.5% of the Fund’s estimated net assets.*

3.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of July 31, 2016, the Fund’s investment in QMAT consisted of 16,000,240 shares of preferred stock plus warrants to purchase additional shares and represented approximately 10.0% of the Fund’s estimated net assets.*

4.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of July 31, 2016, the Fund’s investment in Wrightspeed consisted of 3,819,451 shares of preferred stock, and represented approximately 7.8% of the Fund’s estimated net assets.*

5.	Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of July 31, 2016, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock plus debt securities and represented approximately 5.9% of the Fund’s estimated net assets.*

News Release

The Fund also announced that, as of July 31, 2016, estimated net assets of the Fund were approximately $165 million, or $21.86 per share, including cash of approximately $1.25 per share. As of that date, the Fund’s top five holdings constituted 55.4% of the Fund’s estimated net assets. Complete financial statements and a detailed schedule of investments as of June 30, 2016, are available in the Fund’s quarterly report filing on Form 10-Q.

On April 27, 2016, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by September 30, 2016. Through the end of July, we had repurchased and retired 137,881 shares of stock, at a total cost of approximately $1 million. As of July 31, 2016, the Fund had 7,564,824 shares outstanding.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*Estimated net assets as of July 31, 2016 represent net assets of approximately $166 million as of June 30, 2016, plus the net change in realized and unrealized gains/losses on publicly traded securities since June 30, 2016. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due restrictions on the stock, or (3) the June 30, 2016 fair value of each security, as determined by our Board of Directors.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com